RESTRUCTURING SUPPORT AGREEMENT (Convertible Notes) This RESTRUCTURING SUPPORT AGREEMENT (Convertible Notes) (together with all exhibits, schedules and attachments hereto, as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of October 14, 2020, by and among (i) EMERGENT CAPITAL, INC., a Florida corporation (“Emergent Capital” and, collectively with each of its direct and indirect subsidiaries, “Emergent”) and (ii) the undersigned beneficial holders, or investment advisers or managers for the account of beneficial holders, of the 5.0% Senior Unsecured Convertible Notes due 2023 (the “Convertible Notes”) issued pursuant to that certain Indenture dated as of July 28, 2017 (as amended, supplemented or otherwise modified from time to time, the “Convertible Notes Indenture”) between Emergent Capital and U.S. Bank, National Association, as trustee, together with their respective successors and permitted assigns that subsequently become party hereto in accordance with the terms hereof (each, a “Supporting Noteholder”). Each of Emergent, the Supporting Noteholders, and any subsequent Person that becomes a party hereto in accordance with the terms hereof is referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Term Sheet (as defined herein). WHEREAS: A. The Parties have negotiated in good faith at arm’s length and agreed to undertake a financial restructuring of the existing debt and Equity Interests of Emergent Capital in accordance with, and subject to the terms and conditions set forth in, this Agreement and in the term sheet attached hereto as Exhibit A (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Term Sheet”) (such restructuring shall be hereinafter referred to as the “Restructuring”). B. The Restructuring contemplates Emergent Capital and certain of its subsidiaries commencing a voluntary case (the “Chapter 11 Case”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) through a chapter 11 plan of reorganization consistent with the terms of this Agreement and the Term Sheet and otherwise in form and substance acceptable to the Required Supporting Noteholders (such plan, together with all exhibits, schedules and attachments thereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement, the “Plan”). C. As of the date hereof, the Supporting Noteholders, in the aggregate, beneficially own, or are the nominee, investment manager or advisor for beneficial holders of, a majority of the aggregate outstanding principal amount of the Convertible Notes. D. Subject to the terms and conditions set forth in this Agreement, the Parties have agreed to support (i) the commencement of the Chapter 11 Case to implement this Agreement and the Restructuring and (ii) confirmation of the Plan by the Bankruptcy Court.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows: 1. Definitions. The following terms used in this Agreement shall have the following definitions: “Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in Wilmington, Delaware are authorized by law or other governmental action to close. “Claim” has the meaning ascribed to such term in section 101(5) of title 11 of the United States Code. “Confirmation Hearing” means the hearing before the Bankruptcy Court on confirmation of the Plan. “Corporate Governance Documents” means the principal corporate governance documents of Lamington Road Designated Activity Company, including the articles of incorporation or certificates of formation, by-laws, and/or company agreements, or any equivalent in Lamington Road Designated Activity Company’s jurisdiction of organization. “Court Date” means any Business Day on which the Bankruptcy Court is open. “Disclosure Statement” means, in respect of the Plan, the disclosure statement that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure and other applicable law, and all exhibits, schedules, supplements, modifications and amendments thereto. “Effective Date” means the date on which the Plan becomes effective. “Emergent Claims and Interests” means all Claims against and Equity Interests of Emergent Capital. “Encumbrance” means any charge, covenant, easement, encumbrance, pledge, security interest, mortgage, deed of trust, hypothecation, lien, defect in title, restriction on transfer or other similar restriction or right of any kind or nature, whether voluntarily incurred or imposed by or arising under contract or Law. “Equity Interests” means, with respect to any Person, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability company interests, partnership interests and any other equity, ownership, or profits interests of such Person, and options, warrants, rights, stock appreciation rights, phantom units, incentives, commitments, calls, redemption rights, repurchase rights or other securities or agreements to acquire or subscribe for, or which are convertible into, or exercisable or exchangeable for, the shares (or any class thereof) of capital stock (including common stock and preferred stock), limited liability - 2 -

company interests, partnership interests and any other equity, ownership, or profits interests of such Person (in each case whether or not arising under or in connection with any employment agreement). “Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, governmental authority or regulatory body, a group or any legal entity or association. “Petition Date” means the date the Chapter 11 Case is commenced in the Bankruptcy Court. “Restructuring Support Period” means the period commencing on the Agreement Effective Date (or, in the case of any Supporting Noteholder that becomes a party hereto after the Agreement Effective Date, as of the date such Supporting Noteholder becomes a party hereto) and ending on the earlier of (i) the Effective Date and (ii) the date on which this Agreement is terminated in accordance with Section 7 hereof. “Required Supporting Noteholders” means, as of any date of determination, the Supporting Noteholders who collectively hold or control with discretionary authority a majority of the aggregate principal amount of the Convertible Notes held or controlled by all of the Supporting Noteholders as of such date. “Senior Noteholder RSA” means that certain Restructuring Support Agreement, dated as of the date hereof, as amended, restated, supplemented or otherwise modified from time to time, by and among Emergent and certain beneficial holders, or investment advisors or managers for the account of beneficial holders, of the 8.5% Senior Secured Notes due 2021 (the “Senior Notes”) issued pursuant to that certain Amended and Restated Indenture, dated as of July 28, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Senior Notes Indenture”), between Emergent and Wilmington Trust, National Association, as trustee. “Tax Authority” means the Internal Revenue Service and any state, local, or foreign government, agency or instrumentality, charged with the administration of any applicable law relating to Taxes. “Tax” or “Taxes” means (a) all federal, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, escheat, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever imposed by a governmental authority; and (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (a). 2. Exhibits Incorporated by Reference. Each of the exhibits attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the exhibits. Unless otherwise provided herein, in the event the terms - 3 -

and conditions set forth in the Term Sheet and this Agreement are inconsistent, the terms and conditions contained in the Term Sheet shall govern. 3. Effectiveness. This Agreement shall become effective and binding upon each of the undersigned Persons as of the date (the “Agreement Effective Date”) when (a) the Parties have executed and delivered signed copies of this Agreement, (b) Emergent has received executed signature pages to this Agreement from the Supporting Noteholders (or advisors, nominees or investment managers for beneficial holder(s)) which collectively represent a majority of the aggregate principal amount of the Convertible Notes and (c) the Senior Noteholder RSA shall have been executed by beneficial holders, or investment advisors or managers for the account of beneficial holders, of the Senior Notes who, in the aggregate, hold at least a majority of the aggregate principal amount of the Senior Notes and such Senior Noteholder RSA shall have become effective in accordance with the terms thereof and shall have been delivered to Stroock (as defined below), counsel to the Supporting Noteholders. With respect to any Person that becomes a party to this Agreement by executing and delivering a Transferee Joinder Agreement after the Agreement Effective Date, this Agreement shall become effective as to such Person at the time such Transferee Joinder Agreement is executed and delivered to counsel to Emergent and counsel to the Required Supporting Noteholders. 4. Definitive Documents; Good Faith Cooperation; Further Assurances. The “Definitive Documents” shall include all (a) documents implementing, achieving, and relating to the Restructuring, including, without limitation, the Plan, the Disclosure Statement, the plan supplement and the compilation of documents contained therein, ballots and other solicitation materials in respect of the Plan (the “Solicitation Materials”), any “first day” motions, the organizational documents (including, without limitation, any Corporate Governance Documents), shareholder and member related agreements, or other related transactional or corporate documents (including, without limitation, any agreements and documents described in the Plan and the exhibits thereto), (b) motions or pleadings seeking approval or confirmation of any of the foregoing transactional or corporate documents, including the motion or motions to approve the Disclosure Statement, confirm the Plan, and ratify the solicitation procedures, and the order or orders approving the Disclosure Statement and the solicitation procedures and confirming the Plan (the “Confirmation Order”), and (c) any other documents governing the Series A Notes, Series B Notes, the PPNs, the PPN Options, the SARs, the Warrants and Grantor Trust Certificates (each as defined in the Term Sheet). The Definitive Documents, whether filed with the Bankruptcy Court or otherwise finalized, shall be consistent in all material respects with this Agreement and the Term Sheet and shall otherwise be acceptable to Emergent and the Required Supporting Noteholders in their sole discretion. Any amendments, modifications or supplements to the Definitive Documents shall be consistent with this Agreement, the Term Sheet, and the Plan in all respects, and shall otherwise be in form and substance acceptable to the Required Supporting Noteholders in their sole discretion. Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to, the pursuit, approval, implementation and consummation of the Restructuring, as well as the negotiation, drafting, execution and delivery of the Definitive Documents, including the scheduling of necessary hearings with the Bankruptcy Court. Further, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the - 4 -

purposes and intent of this Agreement, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement. 5. Commitment of Supporting Noteholders. (a) Voting, Support. Each of the Supporting Noteholders hereby agrees that, for the duration of the Restructuring Support Period, it shall, subject to the terms and conditions hereof: (i) subject to the receipt of the Disclosure Statement and Solicitation Materials, (A) vote all Emergent Claims and Interests held by such Supporting Noteholder as of the voting record date set forth in the Disclosure Statement to accept the Plan, by delivering its duly executed and completed ballots accepting the Plan on a timely basis following the commencement of the solicitation pursuant to the Solicitation Materials (the “Solicitation”), (B) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, not “opt out” of any releases under the Plan by timely delivering its duly executed and completed ballot or ballots indicating such election, and (C) not change, withdraw or revoke such vote (or cause or direct such vote to be changed, withdrawn or revoked); provided, however, that such vote may be revoked (and, upon such revocation, deemed void ab initio) by such Supporting Noteholder at any time following the expiration or termination of the Restructuring Support Period (it being understood that any termination of the Restructuring Support Period shall entitle such Supporting Noteholder to change its vote in accordance with section 1127(d) of the Bankruptcy Code); (ii) not (A) direct any administrative agent, collateral agent or indenture trustee (as applicable) to take any action inconsistent with such Supporting Noteholder’s obligations under this Agreement and, if any applicable administrative agent, collateral agent or indenture trustee takes any action inconsistent with such Supporting Noteholder’s obligations under this Agreement, such Supporting Noteholder shall use its reasonable best efforts to request that such administrative agent, collateral agent or indenture trustee (as applicable) cease and refrain from taking any such action, or (B) exercise any right or remedy for the enforcement, collection or recovery of any claim against Emergent Capital except in a manner consistent with this Agreement, the Plan or the Definitive Documents; (iii) not (A) object to, delay, impede or take any other action to interfere with, delay or postpone acceptance, confirmation or implementation of the Plan, (B) directly or indirectly solicit, encourage, propose, file, support, participate in the formulation of or vote for, any restructuring, sale of assets (including pursuant to section 363 of the Bankruptcy Code), merger, workout or plan of reorganization for Emergent and its affiliated debtors and debtors-in-possession other than the Plan or (C) otherwise take any action that would in any material respect interfere with, delay or postpone the consummation of the Restructuring; and - 5 -

(iv) not exercise any right or remedy for the enforcement of any default or Event of Default (as defined in the Convertible Notes Indenture and the Convertible Notes, as applicable) that exists or that might otherwise occur under the Convertible Notes Indenture and the Convertible Notes, as applicable, by reason of any failure of Emergent Capital to comply with the provisions of such indentures or notes; (v) use good faith efforts to negotiate and document the Definitive Documents and take such actions it deems reasonable and appropriate to obtain Bankruptcy Court approval of the Restructuring; and (vi) to the extent such Supporting Noteholder is a party, execute and deliver any agreements reasonably required to effectuate and consummate the Restructuring. (b) Notwithstanding anything in this Agreement to the contrary, no Supporting Noteholder shall (x) be required to incur, assume, become liable in respect of or suffer to exist any expenses, liabilities or other obligations, or agree to or become bound by any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to such Supporting Noteholder, or (y) be construed as providing any commitment or obligation to advance any funds to, or purchase any securities of, Emergent or any of its affiliates. (c) Transfers. (i) Each Supporting Noteholder agrees that, during the Restructuring Support Period, such Supporting Noteholder shall not (A) sell, transfer, assign, pledge, grant a participation interest in or otherwise dispose of, directly or indirectly, its right, title or interest in respect of any Emergent Claims and Interests (or any associated securities or debt instruments) that such Supporting Noteholder controls, in whole or in part, or (B) deposit any of such Emergent Claims and Interests (or any associated securities or debt instruments) into a voting trust, or grant any proxies, or enter into a voting agreement with respect to any such Emergent Claims and Interests (or any associated securities or debt instruments) (the actions described in clauses (A) and (B) are collectively referred to herein as a “Transfer” and the Supporting Noteholder making such Transfer is referred to herein as the “Transferor”), unless the transferee of such Emergent Claims and Interests (the “Transferee”) either (i) is a Supporting Noteholder at the time of such Transfer or (ii) prior to the effectiveness of such Transfer agrees in writing to be bound by the terms of this Agreement applicable to Supporting Noteholders by executing a Transferee Joinder Agreement substantially in the form attached hereto as Exhibit B (the “Transferee Joinder Agreement”), and the Transferee promptly delivers an executed copy thereof to (1) Pachulski Stang Ziehl & Jones LLP, counsel to Emergent, and (2) Stroock & Stroock & Lavan LLP (“Stroock”), counsel to certain of the Supporting Noteholders holding Convertible Notes. Upon compliance with the foregoing, the Transferor shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations and the Transferor shall have no liability arising from or related to the failure of the - 6 -

Transferee to comply with the terms and conditions of this Agreement, and the Transferee shall be deemed a Supporting Noteholder hereunder. Any Transfer made in violation of this Section 5(c)(i) shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to Emergent and/or any Supporting Noteholder, and shall not create any obligation or liability of Emergent or any other Supporting Noteholder to the purported Transferee. Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, if any Party executes and becomes bound by this Agreement solely as to a specific business unit or division, no affiliate of such Party or other business unit or division within any such Party shall be subject to this Agreement unless they separately execute this Agreement or a Transferee Joinder Agreement. Notwithstanding the foregoing, the restrictions on Transfer set forth in this Section 5(c) shall not apply to the grant of any Encumbrances on any Emergent Claims and Interests in favor of a bank or broker-dealer holding custody of such Emergent Claims and Interests in the ordinary course of business and which Encumbrance is released upon the Transfer of such Emergent Claims and Interests. (ii) Notwithstanding Section 5(c)(i), a Supporting Noteholder may Transfer any Emergent Claim to an entity that is acting in its capacity as a Qualified Marketmaker (as defined herein) (a “Qualified Transfer”) without the requirement that the Qualified Marketmaker be or become a Supporting Noteholder, provided that such Qualified Transfer shall only be valid if the Qualified Marketmaker subsequently Transfers all right, title and interest in such Emergent Claim to a Transferee that is a Supporting Noteholder (or becomes a Supporting Noteholder at the time of the Transfer pursuant to a Transferee Joinder Agreement). For purposes hereof, a “Qualified Marketmaker” shall mean an entity that (A) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers Emergent Claims and Interests (including debt securities or other debt) or enter with customers into long and short positions in Emergent Claims and Interests (including debt securities or other debt), in its capacity as a dealer or market maker in such Emergent Claims and Interests and (B) is in fact regularly in the business of making a market in Emergent Claims and Interests against issuers or borrowers (including debt securities or other debt). (d) Additional Claims and Equity Interests. This Agreement shall in no way be construed to preclude the Supporting Noteholders from acquiring additional Emergent Claims and Interests, and each Supporting Noteholder agrees that if any Supporting Noteholder acquires additional Emergent Claims and Interests then such Claims and Equity Interests shall be subject to this Agreement (including the obligations of the Supporting Noteholders under this Section 5), and such Supporting Noteholder shall promptly notify the Debtor and Stroock of the acquisition of such Emergent Claims and Interests. (e) Several Not Joint. The agreements and obligations of the Supporting Noteholders in this Section 5 shall be made or incurred, respectively, solely on such Supporting Noteholder’s own behalf and not on behalf of any other Supporting Noteholders and shall be several and not joint. - 7 -

6. Commitment of Emergent. For the duration of the Restructuring Support Period, Emergent agrees, that it shall: (a) support and take all actions that are necessary and appropriate to facilitate approval of the Disclosure Statement, confirmation of the Plan and consummation of the Restructuring in accordance with, and within the time frames contemplated by, this Agreement (including within the deadlines set forth in Section 7(a)); (b) support and consummate the Restructuring in accordance with this Agreement, including the good faith negotiation and preparation of the Definitive Documents; (c) execute and deliver any other required agreements to effectuate and consummate the Restructuring; (d) promptly, and in no event later than one (1) business day of its receipt thereof, deliver to the Supporting Noteholders any written proposal, offer, bid, term sheet, or agreement with respect to any sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, financing, use of cash collateral, joint venture, partnership, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving Emergent or the debt, equity, or other interests in Emergent, other than the Restructuring; (e) unless otherwise required by the Bankruptcy Court, cause the amount of the Emergent Claims and Interests held by the Supporting Noteholders as set forth on the signature pages attached to this Agreement (or, with respect to any Supporting Noteholder that becomes a party hereto after the date hereof, to any Joinder Agreement) to be redacted to the extent this Agreement is (A) filed on the docket maintained in the Chapter 11 Case or (B) otherwise made publicly available; provided, that if such disclosure is required, then Emergent shall afford the relevant Supporting Noteholder a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure; (f) provide prompt written notice (in accordance with Section 27 hereof) to the Supporting Noteholders between the Agreement Effective Date and the Effective Date of (i) the occurrence, or failure to occur, of any event of which Emergent knows, or has reason to believe such occurrence or failure would be likely to cause or result in (A) any covenant of Emergent contained in this Agreement not to be satisfied or (B) any condition precedent contained in the Plan not to timely occur or become impossible to satisfy, (ii) receipt of any notice from any third party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Restructuring, (iii) receipt of any notice from any governmental unit in connection with this Agreement or the transactions contemplated by the Restructuring, (iv) receipt of any notice of any proceeding commenced, or, to the actual knowledge of Emergent, threatened against Emergent, relating to or involving or otherwise affecting in any material respect the transactions contemplated by the Restructuring, (v) any failure of Emergent to comply with or satisfy any covenant, condition or agreement to be - 8 -

complied with or satisfied by it hereunder and (vi) the occurrence of a Termination Event (as defined below); (g) act in good faith and use reasonable best efforts to support and complete successfully the Solicitation in accordance with the terms of this Agreement; (h) implement and consummate the Restructuring by the applicable milestones set forth in Section 7(a) of this Agreement; (i) not amend or modify, or file a pleading seeking authority to amend or modify, any of the Definitive Documents or the Restructuring in a manner that is inconsistent with this Agreement or is not otherwise acceptable to the Required Supporting Noteholders; (j) not execute, deliver and/or file any Definitive Document (including any amendment, supplement or modification of, or any waiver to, any Definitive Document) that, in whole or in part, is not consistent in all material respects with this Agreement or is not otherwise acceptable to the Required Supporting Noteholders, or file any pleading seeking authorization to accomplish or effectuate any of the foregoing; (k) timely file a formal written response in opposition to any objection filed with the Bankruptcy Court by any Person with respect to entry of the Confirmation Order and any of the other Definitive Documents, as applicable; (l) timely file a formal objection to any motion filed with the Bankruptcy Court seeking the entry of an order modifying or terminating Emergent’s exclusive right to file and/or solicit acceptances of a plan of reorganization, directing the appointment of an examiner with expanded powers or a trustee, converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, dismissing the Chapter 11 Case or for relief that (i) is inconsistent with this Agreement in any material respect or (ii) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring; (m) act in good faith and use reasonable best efforts to seek the assumption of this Agreement through an order entered on or prior to December 4, 2020; (n) timely obtain any and all required regulatory approvals and third-party approvals of the Restructuring; (o) not take any actions inconsistent with, or that are intended or reasonably likely to interfere with, this Agreement, the Plan and the Restructuring; (p) not directly or indirectly seek or solicit any discussions relating to, or enter into any agreements relating to, any alternative proposal other than the Restructuring, nor shall Emergent solicit or direct any Person to undertake any of the foregoing; - 9 -

(q) not assume or reject each executory contract (including any employment agreement or employee benefit plan) or unexpired lease without the support of the Required Supporting Noteholders; (r) not announce publicly, or announce to any of the Supporting Noteholders or other holders of Emergent Claims and Interests, its intention not to support the Restructuring; (s) not grant or agree to grant (including pursuant to a key employee retention or incentive plan or other similar agreement) any additional or any increase in the wages, salary, bonus, commissions, retirement benefits, pension, severance or other compensation or benefits (including in the form of any vested or unvested Equity Interests of any other kind or nature) of any director, manager, officer or employee of, or any consultant or advisor that is retained or engaged by Emergent other than as expressly contemplated by this Agreement; (t) not enter into, adopt or establish any new compensation or benefit plans or arrangements (including employment agreements and any retention, success or other bonus plans), or amend any existing compensation or benefit plans or arrangements (including employment agreements); (u) not incur any Encumbrance, other than as expressly contemplated by this Agreement; (v) not authorize, create or issue any additional Equity Interests in Emergent Capital, or redeem, purchase, acquire, declare any distribution on or make any distribution on any Equity Interests in Emergent Capital, other than as expressly contemplated by this Agreement; (w) (i) provide draft copies of all material motions or applications and other Definitive Documents (including among others all “first day” and “second day” motions and orders, the Plan, the Disclosure Statement, the Solicitation Materials and any proposed amended version of the Plan or the Disclosure Statement, the Confirmation Order that Emergent intends to file with the Bankruptcy Court) to counsel for the Supporting Noteholders, at least three (3) Business Days prior to the date when Emergent intends to file any such pleading or other document (provided, that if delivery of such motions, orders or materials (other than the Plan, the Disclosure Statement, the Solicitation Materials and the Confirmation Order) at least three (3) Business Days in advance is not reasonably practicable, such motion, order or material shall be delivered as soon as reasonably practicable prior to filing, but in no event later than one (1) Business Day in advance of any filing thereof), (ii) consult in good faith with the Required Supporting Noteholders’ counsel regarding the form and substance of each of the Definitive Documents in advance of the filing, execution, distribution or use (as applicable) thereof, and (iii) negotiate in good faith, execute, perform its obligations under, and consummate the transactions contemplated by, the Definitive Documents to which it is (or will be) a party; and (x) promptly (1) deliver to Stroock a copy of any notices received or delivered by Emergent pursuant to any other restructuring support agreement or similar agreement entered into by Emergent and (2) notify Stroock of any amendment, supplement, modification, consent - 10 -

or waiver to any other restructuring support agreement or similar agreement entered into by Emergent. 7. Termination. (a) Supporting Noteholder Termination. This Agreement shall automatically terminate one (1) Business Day following the delivery of written notice from the Required Supporting Noteholders (or their counsel) to Emergent in accordance with Section 27, at any time after any of the following: (i) a material breach (without giving effect to any materiality qualifiers therein) by Emergent of any of its covenants, undertakings, obligations, representations or warranties contained in this Agreement or the Definitive Documents, and, to the extent such breach is curable, such breach remains uncured for a period of five (5) Business Days; (ii) the Petition Date shall not have occurred on or before October 16, 2020; (iii) Emergent shall have failed to file the Plan and the Disclosure Statement within one (1) Business Day following the Petition Date; (iv) the Disclosure Statement shall not have been approved by the Bankruptcy Court on or before November 16, 2020 (v) the Confirmation Order shall not been entered by the Bankruptcy Court on or before December 18, 2020; (vi) if, on or prior to the commencement of the Confirmation Hearing, the Definitive Documents are not consistent in all material respects with the Term Sheet and not otherwise acceptable to the Required Supporting Noteholders; (vii) Emergent withdraws the Plan without the consent of the Required Supporting Noteholders; (viii) Emergent files, propounds or otherwise supports any plan of reorganization or restructuring transaction other than the Plan and the Restructuring; (ix) Emergent files any motion or application seeking authority to sell all or a portion of its assets without the consent of the Required Supporting Noteholders; (x) the amendment, modification of, or the filing of a pleading seeking to amend or modify, the Plan, the Disclosure Statement or any other Definitive Documents, by Emergent, which amendment, modification or filing is materially inconsistent with this Agreement, the Term Sheet, or the Definitive Documents and is not acceptable to the Required Supporting Noteholders; - 11 -

(xi) the filing by Emergent of any motion or other request for relief seeking (A) voluntary dismissal of any of the Chapter 11 Case, (B) conversion of the Chapter 11 Case to chapter 7 of the Bankruptcy Code, or (C) appointment of a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Case; (xii) the entry of an order by the Bankruptcy Court or any other court with appropriate jurisdiction (A) dismissing the Chapter 11 Case, (B) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code, (C) appointing a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code with respect to the Chapter 11 Case, (D) making a finding of fraud, dishonesty, or material misconduct by any officer or director of Emergent or (E) that would have the effect of prohibiting consummation of the Restructuring; (xiii) the entry of an order by the Bankruptcy Court avoiding, disallowing, subordinating or recharacterizing any claim, lien, or interest held by any Supporting Noteholder arising under the Convertible Notes Indenture; (xiv) Emergent publicly announces, or announces to any of the Supporting Noteholders or any other holder of Emergent Claims and Interests, its intention to support or pursue an alternative transaction or not support the Restructuring; (xv) any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring in a manner that cannot be reasonably remedied by Emergent or the Supporting Noteholders; (xvi) the Effective Date shall not have occurred, or shall not be reasonably likely to occur, by December 31, 2020; (xvii) the exclusive right of Emergent to file and solicit a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code shall have terminated; (xviii) the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of Emergent having an aggregate fair market value in excess of $250,000; (xix) the filing of any motion or pleading by Emergent in the Chapter 11 Case that is materially inconsistent with the terms and conditions of this Agreement, the Term Sheet or the Definitive Documents and is not acceptable to the Required Supporting Noteholders; or (xx) the occurrence of any termination event under any other restructuring support agreement or similar agreement entered into by Emergent. (b) Emergent Termination. This Agreement shall automatically terminate with respect to all Parties one (1) Business Day following the delivery of written notice from - 12 -

Emergent to each of the Supporting Noteholders in accordance with Section 27, at any time after any of the following: (i) a material breach by any of the Supporting Noteholders of their obligations under this Agreement, and any such breach by the Supporting Noteholders is not cured within five (5) Business Days after receipt of written notice by the Supporting Noteholders and opportunity to cure, if such breach is curable, from Emergent, but only if the non-breaching Supporting Noteholders own less than the majority of the outstanding principal amount of the Convertible Notes; (ii) any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring in a manner that cannot be reasonably remedied by Emergent or the Supporting Noteholders, unless such order is stayed, reversed or vacated within five (5) Business Days after issuance; (iii) the Effective Date shall not have occurred by December 31, 2020; or (iv) the board of directors of Emergent Capital determines in good faith, and with the written advice of outside counsel, that the Restructuring is not in its best interests and continued support for the Restructuring would be inconsistent with the exercise of its fiduciary duties under applicable Law; provided, however, that in the event that Emergent Capital desires to terminate this Agreement pursuant to this Section Error! Reference source not found. (such right to terminate this Agreement pursuant to this Section Error! Reference source not found., the “Fiduciary Out”), Emergent Capital shall provide at least five (5) Business Days advance written notice to the Required Supporting Noteholders’ counsel prior to the date Emergent Capital elects to terminate this Agreement pursuant to the Fiduciary Out (such five (5) Business Day period, the “Termination Period”) advising the Required Supporting Noteholders’ counsel that Emergent Capital intends to terminate this Agreement pursuant to the Fiduciary Out and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related thereto and, to the extent applicable, the terms, conditions and provisions of any alternative transaction that Emergent Capital may pursue), and during the Termination Period, Emergent Capital shall cause their advisors to use good faith efforts to discuss with the Supporting Noteholders the need for Emergent Capital to exercise the Fiduciary Out. (c) Mutual Termination. This Agreement may be terminated by mutual written agreement of Emergent and the Required Supporting Noteholders upon the receipt of written notice delivered in accordance with Section 27. (d) Termination Upon Completion of the Restructuring. This Agreement shall terminate automatically upon the Effective Date. (e) Effect of Termination. No Party may terminate this Agreement if such Party failed to perform or comply in all material respects with the terms and conditions of this - 13 -

Agreement, and such failure to perform or comply caused, or resulted in, the occurrence of one or more acts that would otherwise permit termination by such Party as are specified herein. The date on which termination of this Agreement as to a Party is effective in accordance with Section 7 shall be referred to as an “Agreement Termination Date.” Other than Section 14, Section 22, Section 23, Section 24, Section 26, Section 29 and Section 31, which shall survive termination of this Agreement, upon the termination of this Agreement in accordance with this Section 7, this Agreement shall become void and of no further force or effect with respect to any Party, and except as otherwise provided in this Agreement, each Party shall be (A) immediately released from its respective liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement, (B) have no further rights, benefits or privileges hereunder, and (C) have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination. Upon any such termination of this Agreement, any and all consents and ballots tendered by the Supporting Noteholders prior to such termination shall be deemed, for all purposes, automatically null and void ab initio, shall not be considered or otherwise used in any manner by the Parties in connection with the Plan, this Agreement or otherwise, and such consents or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from Emergent allowing such change or resubmission), and Emergent shall not oppose any such change or resubmission. (f) Automatic Stay. Emergent acknowledges and agrees, and shall not dispute, that after the commencement of the Chapter 11 Case, the giving of a termination notice by the Required Supporting Noteholders pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and Emergent hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such termination notice), and no cure period contained in this Agreement shall be extended or tolled without the prior written consent of the Required Supporting Noteholders. 8. Ownership Representations. Each of the Supporting Noteholders represents and warrants (severally and not jointly) that: (a) as of the date of this Agreement, it is the beneficial owner of the principal amount of the Emergent Claims and Interests in connection with the Convertible Notes Indenture, or is the nominee, investment manager or advisor for beneficial holders of such Emergent Claims and Interests, on such Supporting Noteholder’s signature page to this Agreement (collectively, the “Noteholder Claims”); provided, that, such signature pages to this Agreement shall be disclosed only to Emergent and their legal counsel and financial advisors and Emergent agrees (and agrees to cause its legal counsel and financial advisors to maintain the confidentiality of such information) that, except for such disclosure as may be required by an order of the Bankruptcy Court in connection with the Chapter 11 Case, such information shall be kept confidential in accordance with Section 29, and without limiting the foregoing, only redacted signature pages shall be filed with the Bankruptcy Court; - 14 -

(b) each nominee, investment manager or advisor acting on behalf of beneficial holders of the Convertible Notes represents and warrants to Emergent and the other Supporting Noteholders that it has the legal authority to so act and to bind the applicable beneficial holder; and (c) other than pursuant to this Agreement, such Noteholder Claims are free and clear of any equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition of any kind, that might adversely affect in any way such Supporting Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed. 9. [Reserved]. 10. Business Continuance; Access. (a) Except as contemplated by this Agreement or with the prior written consent of the Required Supporting Noteholders, Emergent covenants and agrees that, between the Agreement Effective Date and the Effective Date, Emergent shall (i) operate its business and the business of its direct and indirect subsidiaries in the ordinary course in a manner consistent with past practice in all material respects (other than any changes in operations (A) resulting from or relating to the filing or prosecution of the Chapter 11 Case or (B) imposed by the Bankruptcy Court), (ii) preserve intact its business organization and relationships with third parties and employees in the ordinary course of business in a manner that is consistent with past practice and in compliance with law, (iii) maintain its books and records on a basis consistent with prior practice and in compliance with law, and (iv) maintain its good standing and legal existence under the laws of the state in which it is incorporated, organized or formed, except to the extent that any failure to maintain its good standing arises solely as a result of the filing of the Chapter 11 Case. (b) Subject to the entry by any Supporting Noteholder and its advisors (each, a “Representative”) into a confidentiality agreement reasonably acceptable to Emergent (provided, that, Emergent acknowledges and agrees that the existing confidentiality agreements between the Supporting Noteholders, their advisors and Emergent are acceptable), at the reasonable request and upon reasonable notice of one or more such Supporting Noteholders or advisors, Emergent agrees to respond to reasonable information requests from such Supporting Noteholders and their Representatives (each of whom shall be bound by a confidentiality agreement in favor of Emergent), and provide reasonable access to Emergent’s senior management personnel regarding Emergent’s business, the Chapter 11 Case, and the general status of ongoing operations, during normal business hours and at other reasonable times in a manner that does not unreasonably interfere with the normal business operations of Emergent. - 15 -

11. Representations. (a) Each Party represents to each other Party that, as of the date of this Agreement: (i) such Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement on behalf of itself and any other party for which it has authority to sign and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement; (ii) the execution, delivery and performance of this Agreement by such Party does not and shall not (A) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries (B) conflict with its organizational documents or (C) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its subsidiaries is a party; (iii) the execution, delivery and performance by it of this Agreement, or effectuation of the Restructuring, does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filing as may be necessary and/or required for disclosure by the Securities and Exchange Commission or pursuant to state securities or “blue sky” laws, and the approval, if necessary, by the Bankruptcy Court of Emergent’s authority to enter into and implement this Agreement; and (iv) subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of such Party on behalf of itself and any other party for which it has authority to sign, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws, both foreign and domestic, relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. (b) Emergent represents and warrants to the Supporting Noteholders that, as of the Effective Date: (i) the aggregate outstanding indebtedness under the Senior Notes Indenture is not less than $48,758,887 in aggregate outstanding principal amount and such amounts (together with accrued interest, default interest, premiums, makewhole amounts, fees and other obligations thereon) are outstanding and owing by Emergent without defense, offset, or counterclaim, and that interest will continue to accrue on the Senior Notes at the contract rate during the pendency of the Chapter 11 Case; - 16 -

(ii) the aggregate outstanding indebtedness under the Convertible Notes Indenture is not less than $67,836,966 in aggregate outstanding principal amount and such amounts (together with accrued interest, default interest, premiums, makewhole amounts, fees and other obligations thereon) are outstanding and owing by Emergent without defense, offset, or counterclaim, and that interest will continue to accrue on the Convertible Notes at the contract rate during the pendency of the Chapter 11 Case; and (iii) Emergent is not currently engaged in any discussions, negotiations or other arrangements with respect to any transaction other than the Restructuring. 12. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring. 13. Complete Agreement. The Agreement (including any exhibits or schedules hereto including as actually executed) and the other agreements named herein constitute the entire agreement of the Parties with respect to the subject matter hereof, and cancel, merge and supersede all other prior or contemporaneous oral or written agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof. Each Party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Parties make any other representations or warranties, and each Party hereby disclaims any other representation or warranties, express or implied, or as to the accuracy or completeness of any information, made by, or made available by, itself or any of its representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to the other or the other’s representatives of any documentation or other information with respect to any one or more of the foregoing. 14. Federal Rule of Evidence 408. This Agreement and the Term Sheet are part of a proposed settlement of a dispute among the Parties. Regardless of whether or not the transactions contemplated herein are consummated, or whether or not an Agreement Termination Date has occurred, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights or remedies and the Parties expressly reserve any and all of their respective rights and remedies. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. 15. Representation by Counsel. Each Party hereto acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties hereto. None of the Parties - 17 -

hereto shall have any term or provision construed against such Party solely by reason of such Party having drafted the same. 16. Independent Due Diligence and Decision-Making. Each Supporting Noteholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of Emergent. 17. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by electronic mail in portable document format (.pdf). 18. Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented in any manner except in writing signed by (i) Emergent and (ii) the Required Supporting Noteholders; provided, that this Section 18 shall not be modified, amended or supplemented without the prior written consent of Emergent and each Supporting Noteholder; provided, further that any modification, amendment, or modification that is materially adverse to any Supporting Noteholder in a manner that is disproportionate to other Supporting Noteholders shall also require the prior written consent of such Supporting Noteholder; provided, however, that any modification or extension of the milestones set forth in Sections 6(m) or 7(a) may be by electronic mail between counsel for Emergent and counsel for the Required Supporting Noteholders. 19. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof. 20. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Supporting Noteholders under this Agreement shall be several, not joint. It is understood and agreed that any Supporting Noteholder may trade in the debt or equity securities of Emergent without the consent of Emergent or any Supporting Noteholder to the extent permitted by the applicable confidentiality agreement entered into by such Supporting Noteholder, subject to Section 5(c) of this Agreement. No Party hereto shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties hereto shall in any way affect or negate this understanding and agreement. 21. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder; provided, however, that, each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy. - 18 -

22. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the District of Delaware, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to jurisdiction, if the Chapter 11 Case is commenced by Emergent, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement so long as the Bankruptcy Court has jurisdiction over Emergent. 23. WAIVER OF TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHTS SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 23. 24. Arms’ Length Negotiations; Interpretation. This Agreement is the product of arm’s-length negotiations among the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. This Agreement shall be interpreted in accordance with section 102 of the Bankruptcy Code. 25. Tax Matters. Emergent shall not, without the prior written consent of the Supporting Noteholders, take or fail to take any action, the taking or failure to take of which has or will have material adverse tax consequences for Emergent or holders of Noteholder Claims; the foregoing such actions include, without limitation, (a) making any Tax election; (b) entering into any contract with respect to Taxes; (c) extending the statute of limitations in respect of any Taxes; or (d) settling any Tax claim or assessment. - 19 -

26. Indemnification. (a) Whether or not the Restructuring is consummated or this Agreement is terminated for any reason, Emergent (in such capacity, the “Indemnifying Party”) shall indemnify and hold harmless the Supporting Noteholders and their successors and assigns (each acting in such capacity, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of or in connection with (i) this Agreement, the Chapter 11 Case, the Restructuring or the transactions contemplated hereby or thereby, or (ii) any breach by Emergent of this Agreement (subject to the limitation in the parenthetical proviso in the second sentence of Section 26(b)); provided, that, the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined, pursuant to a final, non-appealable judgment or order, to have resulted from any breach of this Agreement by such Indemnified Person or bad faith, gross negligence or willful misconduct on the part of such Indemnified Person. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. (b) Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, litigation, investigation or proceeding relating to this Agreement, the Chapter 11 Case, the Restructuring or any of the transactions contemplated hereby or thereby (“Proceedings”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that, the omission so to notify the Indemnifying Party will not relieve it from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure. In case any such Proceedings are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person; provided, that, if the defendants in any such Proceedings include both such Indemnified Person and the Indemnifying Party and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Party, such Indemnified Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings (provided, that, Emergent shall not be responsible for any legal fees or expenses related to more than one such separate counsel) on behalf of such Indemnified Person. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by such Indemnified Person of counsel, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) such Indemnified - 20 -

Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Proceedings), (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Proceedings or (iii) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. (c) The Indemnifying Party shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld or delayed). If any settlement of any Proceeding is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Proceedings, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with, and subject to the limitations of, the provisions of this Section 26. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity has been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Proceedings and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. 27. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by email, courier, or mailed (first class postage prepaid) to the Parties at the following addresses, emails or facsimile numbers: If to Emergent: Emergent Capital, Inc. 1200 North Federal Highway, Suite 200 Boca Raton, Florida 33432 Attention: Patrick Curry (pcurry@emergentcapital.com) with a copy to (which shall not constitute notice): Pachulski Stang Ziehl & Jones LLP 10100 Santa Monica Boulevard, 13th Floor Los Angeles, California 90067-4100 Attention: Richard M. Pachulski, Esq. (rpachulski@pszjlaw.com) Maxim B. Litvak, Esq. (mlitvak@pszjlaw.com) If to the Supporting Noteholders: - 21 -

To each Supporting Noteholder at the address identified on the respective signature page hereto with a copy to (which shall not constitute notice): Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Attention: Brett Lawrence, Esq. (blawrence@stroock.com) Matthew G. Garofalo, Esq. (mgarofalo@stroock.com) All notices, requests and other communications required or permitted to be given under the provisions of this Agreement shall be deemed to have been given on the earlier of (i) the date sent by electronic mail if sent on a Business Day before 5:00 p.m. local time of the recipient, and if not then on the next Business Day immediately thereafter, (ii) the date of personal delivery, (iii) at the close of business on the third Business Day following the day when placed in the mail, or (iv) the date set forth in the records of the commercial delivery service or on the return receipt. 28. No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person. 29. Public Disclosure. Emergent shall not (and shall cause each of its legal and financial advisors to not) (a) use the name of any Supporting Noteholder in any press release without such Supporting Noteholder’s prior written consent or (b) disclose to any Person other than legal and financial advisors to Emergent (i) the principal amount or percentage of any Noteholder Claims held by any Supporting Noteholder or file such information with the Bankruptcy Court or any court of competent jurisdiction or (ii) the identity of any Supporting Noteholder without such Supporting Noteholder’s prior written consent except as required by Bankruptcy Court order or other applicable law; provided, however, that, Emergent shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of Noteholder Claims held by Supporting Noteholders and the contents of this Agreement, but not the principal amount of any Noteholder Claims held by any Supporting Noteholder in the Plan, the Disclosure Statement, the Definitive Documents and any filings by Emergent with the Bankruptcy Court or the Securities and Exchange Commission or as required by law or regulation. 30. No Waiver of Participation and Preservation of Rights. This Agreement and the Plan are part of a proposed settlement of disputes among the Parties. Without limiting the foregoing sentence in any way, if the transactions contemplated by this Agreement or otherwise set forth in the Plan are not consummated as provided herein, (a) if an Agreement Termination Date occurs, or (b) if this Agreement is otherwise terminated for any reason, the Parties each fully reserve any and all of their respective rights, remedies, claims and interests. 31. Transaction Expenses. - 22 -

(a) Subject to the professionals identified in Section 31(b) below providing invoices (without limiting the right of such professionals to redact privileged, confidential or sensitive information) to Emergent, whether or not the Restructuring or any of the transactions contemplated hereby are consummated, Emergent will reimburse or pay, as the case may be, within ten (10) Business Days of delivery to Emergent of any applicable invoice or receipt, all reasonable and documented fees and out of pocket expenses of the Supporting Noteholders and their professionals identified in Section 31(b) (i) incurred in connection with this Agreement and the Restructuring and their participation in the Chapter 11 Case through the earlier to occur of (A) an Agreement Termination Date and (B) the Effective Date, and (ii) incurred in connection with the enforcement of any rights of any Supporting Noteholder under this Agreement and any document or instrument entered into in connection with this Agreement or the Restructuring (such fees and expenses, collectively, “Transaction Expenses”) as follows: (i) all accrued and unpaid Transaction Expenses incurred up to (and including) the Agreement Effective Date shall be paid in full in cash on the Agreement Effective Date, (ii) prior to the Petition Date and after the Agreement Effective Date, all accrued and unpaid Transaction Expenses shall be paid in full in cash by Emergent on a regular and continuing basis promptly (but in any event within five (5) Business Days) and no later than the Business Day prior to the Petition Date against receipt of reasonably detailed invoices, (iii) after the Petition Date, to the extent permitted by order of the Bankruptcy Court, all accrued and unpaid Transaction Expenses shall be paid in full in cash by Emergent on a regular and continuing basis promptly (but in any event within five (5) Business Days) against receipt of reasonably detailed invoices, (iv) upon termination of this Agreement, all accrued and unpaid Transaction Expenses incurred up to (and including) the date of such termination shall be paid in full in cash promptly (but in any event within five (5) Business Days) in full in cash, against receipt of reasonably detailed invoices, and (v) on the Effective Date, all accrued and unpaid Transaction Expenses incurred up to (and including) the Effective Date shall be paid in full in cash on the Effective Date against receipt of reasonably detailed invoices, in each case without any requirement for Bankruptcy Court review or further Bankruptcy Court order. (b) The professionals for certain of the Supporting Noteholders include Stroock and Young Conaway Stargatt & Taylor, LLP, counsel to certain of the Supporting Noteholders holding Convertible Notes. (c) The obligations of Emergent under this Section 31 are in addition to, and do not limit, their obligations to provide indemnification to each Indemnified Person pursuant to Section 26. (d) Emergent’s agreement to reimburse or pay, as the case may be, the Transaction Expenses is an integral part of the transactions contemplated by this Agreement and, without such agreement, the Supporting Noteholders would not have entered into this Agreement, and upon entry of the Confirmation Order, the Transaction Expenses shall constitute an administrative expense of Emergent under sections 503(b) and 507 of the Bankruptcy Code. 32. No Solicitation. This Agreement is not intended to be, and each signatory to this Agreement acknowledges that this Agreement is not (a) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act and the Securities - 23 -

Exchange Act of 1934, or (b) a solicitation of votes for the acceptance of a chapter 11 plan of reorganization (including the Plan) for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Solicitation of acceptance of the Restructuring will not be solicited from any holder of Notes until such holder has received the disclosures required under or otherwise in compliance with applicable law. 33. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party, except as otherwise provided herein. 34. No Participation on Committee. Notwithstanding anything herein to the contrary, no Supporting Noteholder should be appointed to, or agree to serve on, an official committee of unsecured creditors in the Chapter 11 Case during the Restructuring Support Period. 35. Other Restructuring Support Agreements. To the extent the Senior Noteholder RSA or any other restructuring support agreement or similar agreement entered into by Emergent (or any amendment, restatement, supplement or modification thereto) includes terms or conditions that are more favorable to the non-Emergent party thereto than the terms and conditions in this Agreement as they apply to the Supporting Noteholders, then this Agreement shall automatically be amended to include such more favorable provisions. [Remainder of page intentionally left blank] - 24 -

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered on the date first written above. EMERGENT CAPITAL, INC. By: /s/ Miriam Martinez ________________ Name: Miriam Martinez _____________ Title: SVP & CFO __________________ [Signature Page to Restructuring Support Agreement (Convertible Notes) (Emergent Capital, Inc.)]

[Noteholder Signature Pages on File with Debtor’s Counsel] SUPPORTING NOTEHOLDERS: (on behalf of itself and the following funds: ) By:/s/ _______________________________ Name ____________________________ Title: ____________________________ Notice Address: _________________________________ _________________________________ _________________________________ _________________________________ _________________________________ E-mail: __________________________ Attention: ________________________ Aggregate Principal Amount of 8.5% Senior Secured Notes due 2021 Beneficially Owned: $[________________________] Aggregate Principal Amount of 5.0% Unsecured Convertible Notes Beneficially Owned: $[________________________] Number of Equity Interests in Emergent Beneficially Owned: [________________________]

EXHIBIT A Term Sheet

Term Sheet Lamington Road DAC Series A Notes, Series B Notes, Grantor Trust Certificates and Profit Participating Notes Issuer: Lamington Road DAC (the “Company” or the “Issuer”) Co-Issuer: [Lamington Road Trust] (the “Trust” or the “Co-Issuer”) Board of On the Closing Date, the Company shall have a Board of Directors (the Directors: “Board of Directors”) comprised of five people: two directors designated by the holders of a majority of the aggregate principal amount outstanding of the Series A Notes (as defined below) (each, a “Series A Director”; together, the “Series A Directors”); one director designated by the holders of a majority of the aggregate outstanding amount of Series B Notes (as defined below) (the “Series B Director; one director designated by the holders of a majority of the outstanding PPN (as defined below) holders1 (the “Equity Director”)2; and one Irish citizen (the “Irish Director”).3 A director shall serve until he or she resigns, is removed or otherwise vacates his or her seat in accordance with the Constitution and Articles of Association of the Company (the “Constitution”). In the event of a vacancy, the class of Restructuring Securities (as defined below) with designation rights then in effect for such vacant seat shall designate a nominee for election. The Series A Directors shall serve on the Board of Directors until no amount remains outstanding on the Series A Notes. If no Series A Notes are outstanding and no other amounts are due and owing on the Series A Notes, the Series A Directors shall promptly resign. Upon such event, holders of the outstanding Series B Notes shall fill one of the two vacancies created by the resignation of the Series A Directors, and holders of the outstanding PPNs shall fill the other vacancy created by the resignation of the Series A Directors. Once no amounts remain outstanding and no other amounts are due and owing on the Series B 1 The trust agreement governing the issuance of the Trust Certificates (as defined below) shall include a mechanism permitting the holders of Trust Certificates to direct the Trustee to designate the PPN certificate holders’ designated member of the Board of Directors. If a majority in aggregate outstanding amount of Trust Certificates (as defined below) do not direct the Trustee, the Trustee shall rely on the direction of a majority of Trust Certificate holders providing such direction. This mechanism shall apply to any votes of the PPN class under the Indenture. 2 The initial Equity Director shall be selected by a majority vote of the non-conflicted equity directors of the Board of Directors of Emergent Capital, Inc. 3 The initial Irish Director shall be a person acceptable to the Series A Directors, the Series B Director and the Equity Director.

Notes, the Series B Directors shall promptly resign and the size of the Board of Directors shall be reduced to three directors. Each director who is appointed by a class of stakeholders may only be removed for cause (in accordance with Section 117 of the Constitution and subject to the “Redemptions” section below). Upon any such director’s removal, replacement, resignation or other vacation of a Board seat, such vacancy shall be filled by holders of the same class of Restructuring Securities as originally designated such director, voting with a plurality standard, so long as the designation entitlement of such class is then in effect; provided that, for so long as any Series A Directors or Series B Director(s) remain on the Board of Directors, with respect to votes by the class of PPNs to remove a director or fill a vacancy, only those votes cast by PPN holders who do not at such time hold any Series A Notes or Series B notes will be counted; and provided, further, that any vacancy of the Irish Director seat shall be filled by majority vote of the other directors then serving. A quorum shall be present for purposes of taking action if at least a majority of the then-serving members of the Board of Directors are present at a duly called meeting.4 For all Board of Directors meetings involving a vote that will require Defined Majority Approval (as defined below), all of the then-serving members of the Board of Directors entitled to participate in the relevant vote must be present at a duly called meeting; provided, however, that if the same director is not present at consecutive duly called meetings, the number of directors required to be present to constitute a quorum for Defined Majority Approval shall be reduced by one. Actions shall require a majority of the members of the Board of Directors present and voting to approve, except for the following: These items shall require a Defined Majority Approval (as defined below) unless otherwise required by law:  Fundamental Transactions (non-ordinary course transactions), including • sale of the company • change in control • acquisitions • divestitures • investments • change in type of business • winding up/dissolution • Senior management decisions, including selection of manager of the Company, including hiring, firing, 4 The Constitution shall be amended to reflect the quorum requirement and to refer to or incorporate as Irish counsel determines, the Defined Majority requirements. All governance rights of specific parties must be contractual rather than in the Constitution.

promotion, compensation • Decisions/dealing with Jade Mountain • Incurrence or material modification of (i) debt, including notes, PPNs and other instruments that would be senior, structurally senior, or pari passu to the Series A Notes or the Series B Notes, (ii) guarantees or (iii) liens, in any case other than ordinary course trade debt • Related Party transactions • Changes to corporate governance  Reduction of Minimum Cash Balance after December 31, 2022 “Defined Majority Approval” shall mean:  If 5 directors are voting, 4 are required to approve;  If 4 directors are voting, 3 are required to approve; and  If 3 or 2 directors are voting, 2 are required to approve. In addition, no Series A Director or Series B Director, as applicable, shall vote on any matter which involves:  a conflict of interest to such director in light of his designation by the Series A note holders or the Series B note holders, as applicable, provided that, for the avoidance of doubt, a debt issuance that is senior, structurally senior or pari passu to the Series A Notes or the Series B Notes shall not be considered a conflict of interest transaction and a director, including any director designated by the Series A note holders or the Series B note holders shall be entitled to vote on such transaction, so long as no other conflict of interest exists or other restriction on voting applies  any transaction pursuant to which the outstanding principal and interest amount of either the Series A Notes or the Series B Notes, is paid in full (with respect to the applicable directors); provided that this shall not apply if both the Series A Notes and the Series B Notes would be paid in full  any material modifications to the terms of either the Series A Notes or the Series B Notes (with respect to the applicable directors); provided that this shall not apply if both the Series A Notes and the Series B Notes would be adversely affected by such modifications. A professional manager will be appointed by the Board, whose duties will solely be administrative duties. The manager shall be selected by a majority of the Series A Directors, Series B Director and Equity Director. Securities As described more fully below, on the Closing Date, the Issuer or the Co- Issuance: Issuer, as applicable, shall issue to Emergent Capital, Inc. (“Emergent”) those instruments identified below, and the Issuer shall, in turn, distribute to the applicable holders: 8.5% Senior Secured Notes due 2021 of Emergent (the “8.5% Senior Secured Notes”): Emergent shall exchange all 8.5% Senior Secured Notes for Series A Notes issued by the Company (the “Series A Notes”), as more fully set forth herein; 5.0% Senior Unsecured Convertible Notes due 2023 of Emergent (the “5.0% Convertible Notes”): Emergent shall exchange all 5.0% Convertible Notes for Series B Notes issued by the Company (the “Series B Notes”), as more fully set forth herein. Existing Emergent Equity: Emergent shall exchange all (w) existing shares of Emergent’s common stock, (x) vested warrants exercisable for Emergent’s common stock, (y) shares of outstanding restricted stock (the “Existing Restricted Stock”) issued pursuant to Emergent’s 2010 Omnibus Incentive Plan (the “Incentive Plan”), which shares of Existing Restricted Stock will vest on the Closing Date in accordance with their terms, and (z) shares of Emergent’s common stock to be issued upon the vesting of outstanding restricted stock units (the “Existing RSUs”) issued pursuant to the Incentive Plan, which Existing RSUs will vest on the Closing Date in accordance with their terms, with Grantor Trust Certificates issued by the Company (the “Trust Certificates”), each Trust Certificate representing one profit participating note (“PPN”), as more fully set forth herein. Existing Emergent Options: Emergent shall exchange for all of its existing outstanding stock options, if any (the “Existing Options”) issued pursuant to the Incentive Plan, options to purchase Trust Certificates, each of which represents one PPN (the “PPN Options”), the terms of which PPN Options shall be conformed to those of the Existing Options to the extent possible, and as more fully set forth herein. Existing Stock Appreciation Rights: Emergent shall exchange all outstanding stock appreciation rights (the “Existing SARs”) issued pursuant to the Incentive Plan with appreciation rights exercisable for Trust Certificates, each of which represents one PPN (the “SARs”), the terms of which SARs shall be conformed to those of the Existing SARs to the extent possible, and as more fully set forth herein; Existing Unvested Warrants: Emergent shall exchange all existing unvested warrants (the “Existing Warrants”) to purchase common stock of Emergent, with warrants in the Company to purchase Trust Certificates, each of which represents one PPN (the “Warrants”), the terms of which Warrants shall be conformed to those of the Existing Warrants to the extent possible, and as more fully set forth herein. The Trust Certificates, the Series A Notes, the Series B Notes, the PPNs,

the PPN Options, the SARs and the Warrants are collectively referred to as the “Restructuring Securities”. Reporting: Every six (6) months, the Board of Directors shall meet, review the prior six (6) months’ operating performance and review and approve the applicable periodic financial reporting, regulatory and securities filings. Redemptions: Every six (6) months, after fulfilling its semi-annual reporting obligations noted above, the Board of Directors shall review the Company’s existing and pro forma cash position and, subject to the Company’s right to make Open Market Repurchases (as defined below), effectuate any redemptions of Restructuring Securities in accordance with the terms and conditions of the “Payment Priority” section below. Failure to comply with the terms and conditions of the Payment Priority Waterfall (as defined below) shall constitute an event of default under each of the Restructuring Securities. In the event of any redemption by the Issuer of any Series A Notes or Series B Notes, the series of notes to be redeemed shall be selected pro rata by the Trustee in accordance with the provisions of the Indenture. Investors: The holders of the existing 8.5% Senior Secured Notes, 5.0% Convertible Notes, Common Stock and Common Stock Warrants issued by Emergent. Indenture: The agreement between the Issuer and the Indenture Trustee setting forth the terms of the Restructuring Securities (other than the Trust Certificates), to be governed by New York law. The Indenture shall set forth the rights of each class of securities, including without limitation: Director removal, nomination and election rights, as set forth under “Board of Directors” above. Consent rights over amendments to the Indenture that would adversely affect such class, as set forth under “Amendments and Waivers” for each of the Series A Notes and the Series B Notes below. Consent rights over any amendments to the Indenture that would change the Payment Priority Waterfall, as set forth under “Amendments and Waivers” for each of the Series A Notes and the Series B Notes below. Indenture A U.S.-domiciled trust company (or its affiliate) acceptable to the holders Trustee: of a majority of each of the Series A Notes and the Series B Notes. Closing Date: The date on which the closing occurs. Payment The Company shall retain a minimum cash balance of at least $5,000,000

Priority: (the “Minimum Cash Balance”) until such time that all of the Series A Notes and Series B Notes are retired or repurchased following the Closing Date to fund operating expenses and contingencies and a nominal profit amount; provided that the Board of Directors may reduce the Minimum Cash Balance, (a) by $1,000,000 no more often than once every six (6) months through December 31, 2022 until the Minimum Cash Balance reaches $3,000,000, acting by majority vote, and (b) if additional reduction is desired after December 31, 2022, to $2,000,000, acting by Defined Majority Approval. The Minimum Cash Balance shall be reported as of June 15 and December 15 of each year, and shall be certified by a director, manager or officer of the Company as true and correct. Falling below the Minimum Cash Balance will not constitute an event of default under any of the Restructuring Securities. On any date up to and including December 31, 2022, the Company may, at its option, but subject to approval by the Company’s Board of Directors (without requiring a Defined Majority Approval), repurchase the Series A Notes and/or the Series B Notes in the open market, provided that the Minimum Cash Balance is maintained immediately following such repurchasing transaction (“Open Market Repurchases”). For so long as the Minimum Cash Balance is maintained, any funds held by the Company in excess of the Minimum Cash Balance and remaining after any Open Market Repurchases (“Available Funds”) shall be distributed to the holders of the Restructuring Securities in accordance with the following payment priority waterfall outlined below (the “Payment Priority Waterfall”). Cash interest on the Series A Notes and Series B Notes shall be paid only to the extent of Available Funds, as detailed in the Payment Priority Waterfall. Payment Priority Waterfall: 1) First, holders of the Series A Notes shall receive, on a semi-annual basis5, all accrued and unpaid interest in full, including any arrears, and for the avoidance of doubt such interest payment shall not include a catch-up cash interest payment for any PIK interest that has been previously capitalized as principal, but shall include any increase in cash interest payable as a result of such PIK Interest capitalization on the previous payment dates. If insufficient Available Funds exist to pay interest on the Series A Notes, in full, such Available Funds shall be used to make cash interest payments on a pro rata basis to holders of the Series A 5 June 30 and December 31 of each year.

Notes, and any remaining interest owed shall be paid as PIK Interest and capitalized as principal. 2) Second, holders of the Series B Notes shall receive, on a semi- annual basis6, all accrued and unpaid interest in full, including any arrears, and for the avoidance of doubt such interest payment shall not include a catch-up cash interest payment for any PIK Interest that has been previously capitalized as principal, but shall include any increase in cash interest payable as a result of such capitalization on the previous payment dates. If insufficient Available Funds exist to pay interest on the Series B Notes, in full, such Available Funds shall be used to make cash interest payments on a pro rata basis to holders of the Series B Notes, and any remaining interest owed shall be paid as PIK Interest and capitalized as principal. 3) Third, after December 31, 2022, the retirement of Class D Units outstanding in White Eagle Asset Portfolio, LP (“White Eagle”) until all such Class D Units are retired. 4) Fourth, after December 31, 2022, until all Series A Notes have been redeemed or repaid in full, the Company shall redeem any and all of the Series A Notes at a price equal to the outstanding principal amount of the Series A Notes being redeemed plus accrued and unpaid interest thereon on a semi-annual basis that is substantially contemporaneous with its semi-annual Board of Directors’ meeting and/or reporting obligations, provided that the Minimum Cash Balance is maintained immediately following such redemption. 5) Fifth, after December 31, 2022, until sufficient Series B Notes, including Accrued Series B PIK Interest (as defined below), such that the outstanding principal amount of Series B Notes (including Accrued Series B PIK Interest) does not exceed $30 million have been redeemed or repaid, the Company shall redeem any and all of the Series B Notes at a price equal to the outstanding principal amount of the Series B Notes being redeemed plus accrued and unpaid interest thereon on a semi-annual basis that is substantially contemporaneous with its semi-annual Board of Directors’ meeting and/or reporting obligations, provided that the Minimum Cash Balance is maintained immediately following such redemption. 6) Sixth, after December 31, 2022, 50% of the Available Funds shall 6 June 30 and December 31 of each year.

be used by the Company to redeem any and all of the Series B Notes at a price equal to the outstanding principal amount of the Series B Notes being redeemed plus accrued and unpaid interest thereon, and 50% of the Available Funds shall be paid to the holders of the PPNs, in each case on a semi-annual basis that is substantially contemporaneous with the Company’s semi-annual Board of Directors’ meeting and/or reporting obligations, provided that the Minimum Cash Balance is maintained immediately following such redemption and payment. 7) Seventh, after December 31, 2022, after all Series B Notes have been redeemed or repaid in full, any remaining Available Funds shall be paid to the holders of the PPNs on an annual basis. For the avoidance of doubt, prior to December 31, 2022, only Sections 1 and 2 will apply (and Sections 3-7 will not apply). SERIES A NOTES Ranking: With respect to payments of interest and rights upon liquidation, Deemed Liquidation (as defined below), winding up or dissolution (whether voluntary or involuntary) or sale of the Issuer of all or substantially all of its assets, the Series A Notes will rank senior to each of the Series B Notes and the PPNs. Security: None. Initial Principal The existing principal amount of the 8.5% Senior Secured Notes is Amount: $47,600,766.42.7 On the Closing Date and immediately before the exchange occurs, any Available Funds shall be used to pay any accrued but unpaid interest on the 8.5% Senior Secured Notes. If insufficient Available Funds exist to make such payment, the remainder of any accrued but unpaid interest shall be capitalized and added to the existing principal of the 8.5% Senior Secured Notes (the “Existing Senior Secured Note Principal”) (the sum of the Existing Senior Secured Note Principal and any capitalized accrued but unpaid interest, the “Aggregate Principal Amount of the Senior Secured Notes”). The Series A Notes initial principal amount shall be equal to the Aggregate Principal Amount of the Senior Secured Notes increased by a factor of 1.04 (the “Augmented Principal Amount of the Senior Secured Notes”). 7 This amount will be updated, if necessary, based on any PIK payment after the date of this Term Sheet and prior to the Closing Date.

Exchange Ratio: Each $100 of the Augmented Principal Amount of the Senior Secured Notes shall be exchanged on the Closing Date into $100 of Series A Notes. Interest: The Series A Notes initially will be entitled to interest in cash at a rate of 8.5% per annum compounded and payable semi-annually, subject to increase as described below. At the Issuer’s election, and subject to the Payment Priority Waterfall, the Issuer may pay all or a portion of interest in the form of additional Series A Notes in lieu of cash (“PIK Interest”). If the Issuer so elects, any PIK Interest initially shall accrue and be paid at a rate of 11.5% per annum compounded and payable semi-annually, and subject to increase as described below. Interest will be payable semi- annually in arrears and will be computed on the basis of a 360-day year. With respect to any Series A Notes that remain outstanding on or after July 15, 2021, the Series A Notes will be entitled to interest in cash at a rate of 9.75% per annum compounded and payable semi-annually, or PIK Interest, at the Issuer’s election, at a rate of 14% per annum compounded and payable semi-annually. Upon and during the existence of any Events of Default (defined below), the applicable interest rate will increase by 2% per annum during the continuation of the default. Final Maturity: The Series A Notes shall mature 100 years from the Closing Date (the “Final Maturity Date”). The Issuer shall be obligated to repay the unpaid principal balance of the Series A Notes, together with all accrued and unpaid interest thereon (including all PIK Interest), on the Final Maturity Date. Mandatory The Issuer shall redeem the outstanding Series A Notes for cash at a price Redemption: equal to the unpaid principal balance thereof plus all accrued and unpaid interest, upon the earlier of: (i) the Final Maturity Date; (ii) the acceleration of all obligations under the Series A Notes following the occurrence of an Event of Default; and (iii) a Deemed Liquidation.8 Optional The Series A Notes may be repaid at the option of the Issuer, in whole and Redemption: not in part, at any time before the Final Maturity Date, at a price equal to the then outstanding principal amount plus all accrued and unpaid interest 8 Deemed Liquidation shall mean, in substance but not necessarily in form, (a) a sale, transfer, lease or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of (i) the Company or (ii) White Eagle Asset Portfolio, LP or (b) the consummation of any transaction (including any merger or consolidation or whether by operation of law or otherwise), the result of which is that any one third party purchaser (or group of affiliated third party purchasers) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the then outstanding Trust Certificates issued pursuant to the Grantor Trust Agreement (as discussed below in the section “Trust Certificates”) or of the surviving entity of any such merger or consolidation.

thereon. Conversion: Each $100.00 principal amount of Series A Notes is convertible at any time into Trust Certificates representing 100 PPNs at the discretion of the Series A Noteholder. Events of (a) the Company shall fail to pay any interest, in cash or in kind, on the Default: Series A or Series B Notes after the same shall become due and payable, (b) the Company shall fail to redeem the Restructuring Securities in accordance with the Payment Priority Waterfall, or (c) any proceeding shall be instituted by or against the Company under any law relating to bankruptcy, insolvency, or reorganization. Financial None. Covenants: Periodic On a semi-annual basis, the Company shall provide detailed interim and Reporting: annual financial reports to all holders of Series A Notes, including without limitation information regarding any redemptions of Restructuring Securities pursuant to the “Payment Priority” section above. Amendments Any amendment, modification or other change to, or waiver of, the terms and Waivers: and conditions of the Series A Notes that is adverse to the holders of the Series A Notes, as reasonably determined by them, or that changes the director designation rights, or that changes the Priority Payment Waterfall, must be approved in writing by the holders of at least 75% of the aggregate outstanding amount of the Series A Notes. All other amendments, modifications, waivers relating to the Series A Notes shall be approved in writing by the holders of at least 50% of the aggregate outstanding amount of the Series A Notes. SERIES B NOTES Ranking: With respect to payments of interest and rights upon liquidation, winding up or dissolution (whether voluntary or involuntary) or sale of the Issuer of all or substantially all of its assets, the Series B Notes will rank senior to the PPNs, but junior to the Series A Notes. This ranking will be reflected in the Indenture. Security: None. Initial The existing principal amount of the 5.0% Convertible Notes is Aggregate $67,836,966. On the Closing Date and immediately before the exchange Principal occurs, but subject to payment in full of any accrued but unpaid interest on Amount: the 8.5% Senior Secured Notes, any Available Funds shall be used to pay any accrued but unpaid interest on the 5.0% Convertible Notes. If insufficient Available Funds exist to make such payment, the remainder of any accrued but unpaid interest shall be capitalized and added to the existing principal of the 5.0% Convertible Notes (the “Existing Convertible Note Principal”) (the sum of the Existing Convertible Note Principal and any capitalized accrued but unpaid interest, the “Aggregate Principal Amount of the Convertible Notes”). Exchange Ratio: Each $100 of the Aggregate Principal Amount of the Convertible Notes shall be exchanged on the Closing Date into (a) $100 of Series B Notes and (b) Trust Certificates representing 10 PPNs. Interest: The Series B Notes initially will be entitled to interest in cash at the rate of 5.0% per annum compounded semi-annually, subject to increase as described below. At the Issuer’s election, the Issuer may pay all or a portion of interest in the form of additional Series B Notes in lieu of cash (“PIK Interest”). The aggregate amount of PIK Interest that is capitalized as principal under the Series B Notes from and after the Closing Date shall be referred to as the “Accrued Series B PIK Interest”. If the Issuer so elects, any PIK Interest initially shall accrue and be paid at a rate of 7.0% per annum compounded semi-annually. Interest will be payable semi- annually in arrears and will be computed on the basis of a 360-day year. With respect to any Series B Notes that remain outstanding after February 15, 2023, the cash interest rate shall increase to 6.0% and the PIK Interest Rate shall increase to 8.0%. Upon and during the existence of any Events of Default (defined below), the applicable interest rate will increase by 2.0% per annum during the continuation of the default. To the extent that the Company does not elect to pay interest on the Series B Notes as PIK Interest, any such accrued and unpaid cash interest shall be paid to holders of the Series B Notes before the Issuer uses any funds to redeem the Series A Notes; Final Maturity: The Series B Notes shall mature on the Final Maturity Date. The Issuer shall be obligated to repay the unpaid principal balance of the Series B Notes, together with all accrued and unpaid interest thereon (including all PIK Interest), on the Final Maturity Date. Mandatory The Issuer shall redeem the outstanding Series B Notes for cash at a price Redemption: equal to the unpaid principal balance thereof plus all accrued and unpaid interest, upon the earlier of (i) the Final Maturity Date; (ii) the acceleration of all obligations under the Series B Notes following the occurrence of an Event of Default; and (iii) a Deemed Liquidation. Optional The Series B Notes may be repaid at the option of the Issuer, in whole and

Redemption: not in part, at any time before the Final Maturity Date, at a price equal to the then outstanding principal amount plus accrued and unpaid interest thereon. Conversion: Each $100.00 principal amount of Series B Notes is convertible at any time into Trust Certificates representing 200 PPNs at the discretion of the Series B Noteholder. Events of (a) the Company shall fail to pay any interest, in cash or in kind, on the Default: Series A or Series B Notes after the same shall become due and payable, (b) the Company shall fail to redeem the Restructuring Securities in accordance with the Payment Priority Waterfall, or (c) any proceeding shall be instituted by or against the Company under any law relating to bankruptcy, insolvency, or reorganization. Financial None. Covenants: Periodic On a semi-annual basis, the Company shall provide detailed interim and Reporting: annual financial reports to all holders of Series B Notes, including without limitation information regarding any redemptions of Restructuring Securities pursuant to the “Payment Priority’ section above. Amendments Any amendment, modification, or other change to, or waiver of, the terms and Waivers and conditions of the Series A Notes or the Series B Notes that is adverse to the holders of the Series B Notes, as reasonably determined by them, or that changes the director designation rights, or that changes the Priority Payment Waterfall, must be approved in writing by the holders of at least 75% of the aggregate outstanding amount of the Series B Notes. All other amendments, modifications, waivers relating to the Series B Notes shall be approved in writing by the holders of at least 50% of the aggregate outstanding amount of the Series B Notes. PPNS Ranking: With respect to payments of interest and rights upon liquidation, winding up or dissolution (whether voluntary or involuntary) or sale of the Issuer of all or substantially all of its assets, the PPNs (which underlie the Trust Certificates) will rank junior to each of the Series A Notes and the Series B Notes. Security: None. Exchange Ratio: Each existing share of Emergent’s common stock and vested warrants will be exchanged on a one-for-one basis for one PPN (subject, in the case of the vested warrants, to adjustment for a cashless exercise thereof). Each such PPN will be deposited by the Company with the Grantor Trust

Trustee, which will issue an equal number of Trust Certificate(s) to the holders thereof. Interest: Funds shall be distributed to holders of the PPNs only in the limited circumstances set forth in “Payment Priority” above. If funds are distributed to holders of the PPNs (in the limited circumstances set forth in “Payment Priority” section above), the paying agent in respect of the Trust Certificates will declare distributions on the Trust Certificates on a pro rata basis in an amount equal to the distributions received in respect of the PPNs, after deducting reasonable fees and expenses applicable to the Grantor Trust. Final Maturity: The PPNs shall mature on the Final Maturity Date. The Issuer shall be obligated to repay the unpaid principal balance of the PPNs, together with any applicable distributions thereon, on the Final Maturity Date. The Trust Certificates shall mature on the Final Maturity Date. Upon receipt of the proceeds of the PPNs on the Final Maturity Date, the paying agent in respect of the Trust Certificates will pay holders of the Trust Certificates the cash receipts and other distributions it receives in respect of the PPNs, after deducting fees and expenses applicable to the Grantor Trust. Mandatory The Issuer shall redeem the outstanding PPNs on a pro rata basis for cash Redemption: at a price equal to the unpaid principal balance thereof, plus any applicable distributions thereon, plus any call premium associated with such redemption, upon the earlier of (i) the Final Maturity Date; (ii) the acceleration of all obligations under the PPNs following the occurrence of an Event of Default; and (iii) a Deemed Liquidation. Upon receipt of such redemption proceeds, the paying agent in respect of the Trust Certificates will redeem a pro rata portion of the Trust Certificates and pay holders of such Trust Certificates the cash receipts and other distributions it receives in respect of the redemption of the PPNs, after deducting fees and expenses applicable to the Grantor Trust. Events of (a) The Company shall fail to redeem the Restructuring Securities in Default: accordance with the Payment Priority Waterfall or (b) any proceeding shall be instituted by or against the Company under any law relating to bankruptcy, insolvency, or reorganization. Financial None. Covenants: Trust Certificates Issuance of The Trust Certificates shall be issued pursuant to a Grantor Trust Trust Agreement between Emergent, as grantor, and Grantor Trust Trustee.

Certificates: Each Trust Certificate will represent one PPN having a principal amount equal to the greater of (i) the closing price of Emergent’s common stock immediately preceding an Emergent bankruptcy filing or (ii) the closing price of Emergent’s common stock immediately preceding the Closing Date. The Grantor Trust Trustee will hold the PPNs underlying the Trust Certificates and the Investors will have rights as provided in the Grantor Trust Agreement. Grantor Trust The agreement between the Company and the Grantor Trust Trustee Agreement: setting forth the terms of the Trust Certificates, to be governed by Cayman Islands law. Grantor Trust A U.S.-domiciled trust company (or its affiliate) acceptable to the holders Trustee: of a majority of Series B Notes.

EXHIBIT B Form of Transferee Joinder Agreement The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement (Convertible Notes) dated as of October 14, 2020 (as amended or modified, the “Agreement”),9 by and among Emergent, the Supporting Noteholders, and the transferor to the Transferee of any Emergent Claims and Interests (each such transferor, a “Transferor”), and agrees, with respect to the Emergent Claims and Interests set forth below (the “Transferred Emergent Claims and Interests”), to be bound by the terms and conditions thereof, and shall be deemed a “Transferee” as applicable, under the terms of the Agreement with respect to the Transferred Emergent Claims and Interests. The Transferee specifically agrees to be bound by the terms and conditions of the Agreement with respect to the Transferred Emergent Claims and Interests, and makes all representations and warranties contained therein as of the date of the Transfer and with respect to the Transferred Emergent Claims and Interests, including the agreement to be bound by the vote for the Plan of the Transferor if such vote was cast before the effectiveness of the Transfer addressed herein. Date Executed: ______________________________________ Name: Title: Address: E-mail address(es): Telephone: Facsimile Class(es) of Emergent Claims and Interests Subject to Transfer: 8.5% Senior Secured Notes due 2021 Amount of Emergent Claims and Interests Subject to Transfer: $___________________ 9 Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

5.0% Senior Unsecured Convertible Notes due 2023 Amount of Emergent Claims and Interests Subject to Transfer: $___________________ Emergent Equity Interests Number of Equity Interests Subject to Transfer: ___________________